UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 6, 2007 (October 31, 2007)

HealthSouth Corporation

(Exact name of Registrant as specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

One HealthSouth Parkway, Birmingham, Alabama 35243

(Address of Principal Executive Offices, Including Zip Code)

(205) 967-7116

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        On October 31, 2007, HealthSouth Corporation, a Delaware corporation (the “Company”), and Jay Grinney, its President and Chief Executive Officer, executed a letter of understanding regarding Mr. Grinney’s employment. The term of the letter of understanding will end on December 31, 2010. It provides for base salary, for the period beginning on May 1, 2007 and ending on December 31, 2007, at an annualized rate of $1 million. Mr. Grinney will also receive an award of 97,403 shares of restricted stock as part of his total compensation for 2007. The letter of understanding provides that, for the years 2008 through 2010, Mr. Grinney’s base salary and performance-based incentive compensation will be evaluated and determined on an annual basis in the discretion of the Compensation Committee, and it sets forth general intended targets for his potential total compensation per year.

The foregoing summary of key terms of the letter of understanding is incomplete and is qualified in its entirety by the text of the letter, a copy of which is attached hereto as Exhibit 10.1.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)        On November 1, 2007, the Board of Directors of the Company passed resolutions amending the Company’s Amended and Restated By-laws, as adopted on September 21, 2006 and amended on February 28, 2007, to modify certain provisions addressing certificates representing capital stock of the Company and to permit the Company’s common stock to be represented by uncertificated shares. The amendment is intended to allow the Company’s common stock to be eligible for participation in a direct registration system operated by a securities depository. This summary of the amendment is incomplete and is qualified in its entirety by the text of the amendment, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH CORPORATION

By:	/S/ JOHN P. WHITTINGTON
Name: John P. Whittington
Title: Executive Vice President, General Counsel and Corporate Secretary

Dated:	November 6, 2007

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amendments to Sections 5.1 through 5.7 of the Amended and Restated By-laws of HealthSouth Corporation.
10.1	Letter of understanding, dated as of October 31, 2007, between HealthSouth Corporation and Jay Grinney.